Exhibit 10.17

EMPLOYMENT TRANSITION AND CONSULTING AGREEMENT

This Employment Transition and Consulting Agreement (this “Agreement”) is entered into between Omar Choucair, an individual (“Executive”), and Digital Generation, Inc., a Delaware corporation (the “Company”), effective as of February 27, 2012.

WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer and serves on the Company’s Board of Directors (the “Board”);

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement (the “Employment Agreement”) effective as of December 31, 2008 (the “Effective Date”);

WHEREAS, in accordance with the Company’s and the Executive’s transition plans, both the Executive and the Company have determined that it is in their mutual best interests that Executive’s employment with the Company terminate, and that their employment relationship be dissolved, and that Executive resign from the Board, in the manner set forth in this Agreement;

WHEREAS, in accordance with the Company’s and the Executive’s transition plans, both the Executive and the Company have determined that it is in their mutual best interests that Executive continue to provide consulting services to the Company following his termination of employment and service as a member of the Board; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of the foregoing arrangement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.                                       Employment Period.

(a)                                  Employment Period.  During the period (the “Employment Period”) commencing on the Effective Date and ending on May 31, 2012 (the “Termination Date”), Executive shall continue to be employed by the Company as its Chief Financial Officer.  Executive hereby resigns from his position as Chief Financial Officer (and any other titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date.  Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Termination Date.

(c)                                  Continued Board Membership.  Executive shall continue to serve as a member of the Board through the Termination Date.  Executive hereby resigns from his position as a member of the Board effective as of the Termination Date.  Executive shall execute any additional documentation necessary to effectuate such resignation.

(d)                                 Duties and Services During Employment Period.  During the Employment Period, Executive shall have such authority and duties as are usual and customary for the position of Chief Financial Officer, and shall perform such additional services and duties as the Board may from time to time designate consistent with such position, including, without limitation, any necessary transition services.  Executive shall report solely to the Chief Executive Officer.  Certain other senior officers of the Company, designated from time to time by the Chief Executive Officer, may report, directly or indirectly through other senior officers designated from time to time by the Chief Executive Officer, to Executive, and Executive shall be responsible for reviewing the performance of such senior officers of the Company.  Executive shall devote his full business time and best efforts to the business affairs of the Company; however, Executive may devote reasonable time and attention to: (i) serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and (ii) serving as a director of, or member of a committee of the directors of, the corporations or organizations for which Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future; provided, that except as specified above, Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.

(e)                                  Compensation During Employment Period.  As compensation for the services to be rendered by Executive to the Company during the Employment Period, Executive shall be paid the following compensation and other benefits:

(i)                                     Base Salary:  Salary shall be payable in equal bimonthly installments in arrears, or otherwise in accordance with the Company’s ordinary payroll practices.  Executive shall be entitled to salary at the rate of $355,000 per annum.

(ii)                                  Bonuses:  Executive will be paid an annual bonus of $162,150 for 2011 by March 15, 2012.  In addition, Executive will be eligible to receive a bonus of $83,500.00 for the period from January 1, 2012 through the Termination Date, subject to his continued employment and performance of his duties through May 31, 2012, payable on the Termination Date.

(iii)                               Car Allowance:  The Company shall pay to Executive a car allowance in an amount equal to $500 per month during the Employment Period payable pursuant to the Company’s customary payroll practices.

(v)                                 Employee Benefit Plans:  Executive shall be eligible to participate, on a basis comparable to other executive officers, in any profit sharing, retirement, insurance, health or other employee benefit plan maintained by the Company.

(vi)                              Reimbursement of Expenses:  In addition to the compensation provided for hereof, upon submission of proper vouchers, the Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive during the Employment Period in connection with Executive’s responsibilities to the Company.

(vii)                           Company Payment of Health Benefit Coverage.  During the Employment Period, the Company shall pay the amount of premiums or other cost incurred for coverage of Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

(viii)                        Vacations and Leave:  Executive shall be entitled to four weeks of vacation per year and such additional leave time as is customarily granted to the other executive officers of the Company.

(f)                                    Death Prior to Termination Date.  In the event of Executive’s death prior to May 31, 2012, any amounts due and payable to Executive through May 31, 2012, pursuant to Section 2(e) if his employment had continued through such date, including base salary payable through the Termination and the bonuses described above, will be paid to Executive’s estate within thirty (30) days following Executive’s death.  In addition, Executive’s estate shall receive the severance payments and benefits that would have been payable to Executive under Section 3(d) below, which amounts shall be provided in accordance with the payment schedule(s) outlined therein.  In addition, in the event of Executive’s death prior to May 31, 2012, all of Executive’s Stock Awards (as defined below) shall become fully vested and exercisable on the date of his death and, following the Termination Date, Executive’s Stock Awards shall be exercisable in accordance with the Executive’s Stock Award Agreements and any plan under which such Stock Awards were issued.  For purposes of this Agreement, “Stock Awards” means all stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

3.                                       Severance and Termination Payments.

(a)                                  Compensation Through Termination Date.  On the Termination Date, the Company shall issue Executive his final paycheck, reflecting (i) his earned but unpaid base salary through May 31, 2012, and (ii) all accrued, unused vacation and sick leave due Executive through the Termination Date.  Subject to the provisions of this Agreement, Executive acknowledges and agrees that with his final check, the payment of any outstanding expense reimbursements, and the payment of any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company, excluding only severance or consulting benefits as provided by this Agreement.

(b)                                 Expense Reimbursements.  The Company, within thirty (30) days after the Termination Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c)                                  Benefits.  Subject to Section 3(d)(ii) and 3(d)(iii) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)                                 Severance.  In exchange for Executive’s agreement to be bound by the terms of this Agreement, including, but not limited to, the release of claims in Sections 5 and 6, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled:

(i)                                     An amount in cash equal in the aggregate to $177,500, representing an amount equal to six (6) months of Executive’s current base salary pursuant to Section 14 of the Employment Agreement, such amount to be paid on January 1, 2013.

(ii)                                  Provided that the Executive and his covered spouse and dependents timely elect COBRA healthcare continuation coverage, the Company shall reimburse the Executive or pay directly to the carrier an amount equal to the COBRA premiums for Executive and his covered spouse and dependents until the earlier of June 30, 2013, and the date on which the Executive becomes eligible in another employer-sponsored health plan; and

(iii)                               The vesting and/or exercisability of all of Executive’s outstanding Stock Awards shall be automatically accelerated on the Termination Date.  Following the Termination Date, Executive’s vested Stock Awards shall remain exercisable through the later of (A) the last day of the Consulting Period (as defined below), or (B) such later date as is determined in accordance with the Executive’s Stock Award agreements or any plan under which such Stock Awards were issued (but in no event shall Executive’s Stock Awards be exercisable beyond the original ten-year term of such Stock Awards); provided, however, that Executive’s vested Stock Awards shall cease to be exercisable to the extent awards under the Company’s equity incentive plans are terminated pursuant to a change in control transaction or otherwise as set forth in such plans.  The foregoing supersedes any contrary provision in the Executive’s Stock Award agreements or any plan under which such Stock Awards were issued.  Notwithstanding the foregoing, following the Termination Date, Executive shall not be entitled to any additional grants of Stock Awards.

(v)                                 In the event of Executive’s death prior to payment of all of the cash amounts due under this Section 3, any remaining amounts shall be paid to Executive’s estate, in accordance with the payment schedule outlined herein.

(e)                                  Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to compensation, benefits, and other amounts hereunder (if any) accruing after the termination of Executive’s employment by or service to the Company shall cease upon such termination.  In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 3.  The severance payments and benefits set forth in Section 3(d) above represent full satisfaction of the Company’s severance obligations under Section 14 of the Employment Agreement.

(f)                                    No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits.

(g)                                 Company Property.  As of the Termination Date, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company, other than any such property that the Company determines is necessary for Executive’s provision of consulting services pursuant to this Agreement or his continued status as a member of the Board.

4.                                       Consulting Services.

(a)                                  Consulting Period.  During the period commencing on the Termination Date and ending on June 30, 2013 (the “Consulting Period”), Executive will continue to provide services to the Company.  The Consulting Period may be extended upon mutual agreement of Executive and the Chief Executive Officer of the Company.

(b)                                 Status as Consultant.  During the Consulting Period, Executive shall be an independent contractor of the Company and not an employee.

(c)                                  Scope of Services During Consulting Period.  Executive shall devote such amount of his business time and effort to the performance of his services hereunder as may be mutually agreed upon by the Chief Executive Officer of the Company and Executive.  Executive shall, upon the request or direction of the Board or the Chief Executive Officer of the Company, provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise, which amount shall not exceed ten (10) hours per month.  Executive’s advice shall be of an advisory nature and Company shall not have any obligation to follow such advice.  Executive agrees to perform the consulting service and any other obligations or activities hereunder in accordance with (i) the terms of this Agreement, (ii) all applicable laws, and (iii) all Company policies and procedures provided to Executive in connection with Executive’s performance under this Agreement.  Notwithstanding the foregoing, from and after the Termination Date, the Company and Executive intend that the level of bona fide services that Executive shall perform for the Company pursuant to this Section 4(c) shall not exceed nineteen percent (19%) of the average level of bona fide services performed by Executive for the Company as the Chief Financial Officer over the thirty-six (36) month period immediately preceding the Termination Date.

(d)                                 Availability.  Executive shall be available to provide services under this Agreement during normal business hours (“normal business hours” being 9:00 a.m. to 5:00 p.m. Pacific Time on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close).  If requested by the Board or the Chief Executive Officer of the Company, Executive shall provide the services in person at the principal executive offices of Company or at another location to be mutually agreed by Executive and the Chief Executive Officer of the Company.  The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 4(d).

(e)                                  Compensation During Consulting Period.

(i)                                     During the Consulting Period, Executive shall be paid a monthly retainer as follows:  $28,000 per month for the period commencing on June 1, 2012 and ending on November 30, 2012, and $1,750 per month for the period commencing on December 1, 2012 and ending on June 30, 2013, payable monthly in arrears.

(ii)                                  Executive acknowledges that, following the Termination Date, Executive shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires Executive to be an employee of the Company.  During the Consulting Period, Executive shall comply, at his expense, with all applicable provisions of worker’s compensation laws, unemployment compensation laws, federal Social Security laws and all other applicable federal, state, and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by independent contractors.

(iii)                               During the Consulting Period, the Company shall reimburse Executive for reasonable and pre-approved out-of-pocket business expenses incurred in connection with the performance of his services hereunder, subject to (a) such policies as the Company may from time to time establish, and (b) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

5.                                       Release.  Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as each of their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which Executive now owns or holds or Executive has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee and/or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted on or prior to the Termination Date including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Texas Labor Code, the Texas Commission on Human Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for compensation or benefits, including any severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, disability insurance, health or medical insurance, retirement benefits, workers’ compensation or any other fringe benefit; provided that such release shall not apply to any of the following: (a) any right to indemnification that Executive may have pursuant to the bylaws (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, the certificate of incorporation (or similar governing document) of the Company or any of its parents, subsidiaries or other affiliates, or pursuant to any statute, law, or common law principle; (b) any rights that Executive may have to insurance coverage for any losses, damages, fees or other expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy; (c) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (d) any rights that Executive may have under this Release Agreement; (e) any base salary amounts earned by Executive prior to the Termination Date and not paid prior to the Termination Date, reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date and any accrued but unpaid vacation, to the extent payable pursuant to Company policy or (f) any rights to payment of vested benefits (other than severance benefits and, for the avoidance of doubt, any right to bonus amounts) that Executive may have under any other benefit plan sponsored or maintained by the Company.  In addition, this Release Agreement does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

EXECUTIVE UNDERSTANDS THAT AS A CONDITION TO RECEIVING THE SEVERANCE PURSUANT TO SECTION 3(D), EXECUTIVE MUST EXECUTE AN ADDITIONAL RELEASE OF CLAIMS ON THE TERMINATION DATE IN THE FORM ATTACHED HERETO AS EXHIBIT A (THE “BRING DOWN RELEASE”) AND THE BRING DOWN RELEASE MUST BECOME EFFECTIVE IN ACCORDANCE WITH ITS TERMS.

6.                                       ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the Termination Date.  Executive further expressly acknowledges and agrees that:

(a)                                  In return for this Agreement and the Bring Down Release, the Executive will be entitled to receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

(b)                                 Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)                                  Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(d)                                 Executive is hereby informed that he has twenty-one (21) days within which to consider this Release Agreement;

(e)                                  Executive is hereby informed that he has seven (7) days following the date he executes this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be delivered personally or sent by facsimile or certified or registered mail, postage prepaid, to the Company during the seven-day revocation period, as follows:

Digital Generation, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

Attention: Jack Reynolds, Vice President, Human Resources

In the event that Executive timely exercises his right of revocation under this Agreement or the Bring Down Release, neither the Company nor Executive will have any obligations under this Agreement; and

(f)                                    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.                                       Certain Covenants.

(a)                                  Non-Disclosure of Confidential Information.  Executive acknowledges that as a result of his employment with the Company, he has been and will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company’s customers, and the fees paid by them.  As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation in Sections 2 and 3, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Company.

(b)                                 Covenants Against Competition.  Executive acknowledges that the services he is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in action at law.  In view of the unique value to the Company of the services of Executive because of the confidential information to be obtained by or disclosed to Executive, as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Sections 2 and 3, Executive covenants and agrees that during Executive’s employment and for a period of twelve (12) months following the Termination Date, he will not, except as otherwise authorized by this Agreement, compete with the Company or any affiliate of the Company, solicit the Company’s customers or the customers of an affiliate or directly or indirectly solicit for employment any of the Company’s employees.  For purposes of this paragraph:

(i)         the term “compete” means engaging in the same or any similar business as the Company or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee consultant, independent contractor, or otherwise, within the United States of America;

(ii)        the term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Company; and

(iii)        the term “customers” means all persons to whom the Company or any of its affiliates has sold any product or service within a period of twelve (12) months prior to the time Employee ceases to be employed by the Company.

(c)                                  Reasonableness of Non-Disclosure and Noncompetition Restrictions.

(i)                                     Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees that the restrictions set forth in these paragraphs, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

(ii)                                  In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 7 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(d)                                 Remedies for Breach of Employee’s Covenants of Non-Disclosure and Noncompetition.  In the event of a breach or threatened breach of any of the covenants in this Section 7, the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against Executive or against Executive’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach, and, in the event of a material breach, the right to cease all severance payments to Executive under Section 3(d).

8.                                       Nondisparagement.  Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement disparaging in any way the Company, its subsidiaries or any of their personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or the reputation of the Company, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.  The Company and its affiliates agree the officers and members of the Board of the Company will not, directly or indirectly, engage in any conduct or make any statement disparaging in any way Executive, or engage in any other conduct or make any other statement that could be reasonably expected to impair the reputation of Executive, in each case, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement.  Nothing in this Section 8 shall prohibit either party from providing testimony in any legal proceeding in which his testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony.

9.                                       Arbitration.

(a)                                  Generally.  Except as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, Executive’s employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), and pursuant to the procedures set forth in this Section 9.  In the event of any conflict between the Rules and the procedures set forth in this Section 9 the procedures set forth in this Section 9 shall control. Any such arbitration shall be brought within any otherwise applicable statute of limitations period, and shall be the sole and exclusive means for resolving such Dispute (other than for injunctive relief in the event of a breach by Executive of Section 7 or as otherwise required by law).

(b)                                 Procedures.  Any arbitration shall be held in the Dallas, Texas, and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within thirty (30) days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the United States.  The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they shall be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.

(c)           Enforcement; Costs.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  All fees and expenses of any arbitration, including, but not limited to, reasonable attorneys’ fees and disbursements of all parties, with respect to a Dispute under this Agreement shall be borne by the Non-prevailing Party.  The determination of whether a party is to be deemed the “Non-prevailing Party” in any arbitration shall be solely within the province of the arbitrator.

10.           Litigation Cooperation.  Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct, including taking such requested actions as are reasonably necessary to preserve the Company’s attorney-client privilege.  However, nothing in this Section 10 shall require Executive to give other than accurate testimony in any legal proceeding.  The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with such cooperation within thirty (30) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses.  Air travel, hotel costs and entertainment expenses will be reimbursed consistent with the Company’s past practices with respect to Executive, as determined by the Company’s Chief Executive Officer, in her reasonable discretion.  Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 10 to pay Executive for time spent by Executive in any pending or future litigation or arbitration where Executive is a co-defendant or party to the arbitration or litigation.

11.           Agreed-Upon Statement; Employment References.  Any inquiries regarding Executive from prospective employers shall be forwarded to the Chief Executive Officer, who shall confirm that Executive resigned from the Company for personal reasons.  Except as required by law or court order, the Company shall not make any additional or inconsistent internal or public statements regarding Executive’s resignation.

12.           Integration.  The Company and Executive acknowledge and agree that this Agreement, including the Bring Down Release, constitutes the entire agreement between the parties; that the parties have executed this Agreement based upon the terms set forth herein; that the parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement.

13.          Survival.  The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive any termination of Executive’s services or any termination of this Agreement.

14.          Taxes.  All compensation payable to Executive under this Agreement shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.  During the Consulting Period, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items, and Executive will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on Company to pay any withholding taxes, payroll taxes, social security, unemployment or disability insurance, or similar items in connection with consideration received by Executive pursuant to this Agreement, whether such obligations are imposed by the Internal Revenue Service or any other federal, state or local governmental authority.

15.           Additional Termination Provisions.

(a)           Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 15(a) shall be paid in a lump sum to Executive or his estate.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(b)           Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that

Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

16.           Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

17.           Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflicts of laws.  Subject to Section 9, any suit brought hereon shall be brought in the state or Federal courts sitting in Dallas, Texas, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personal jurisdiction over it and consents to service of process in any manner authorized by Texas law.

18.           Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

19.           Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to Executive at the address found on the Company’s payroll records, or at such other address or addresses as either party may hereafter designate in writing to the other.

20.           Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

21.           Indemnification and Insurance; Legal Expenses.  The Company shall indemnify Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).  The Company covenants to maintain during the Employment Period for the benefit of Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to Executive no less favorable, taken as a whole, than the benefits provided to Executive by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.  This Section 21 shall survive termination of the Employment Period, the Consulting Period and any termination of this Agreement.

22.           Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by an officer of the Company and Executive.

23.           Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Executive, and their respective heirs, personal and legal representatives, successors, and assigns.

24.           Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

25.           In-kind Benefits and Reimbursements.  Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit.  Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

26.           Validity Contest.  The Company shall promptly pay any and all legal fees and expenses incurred by Executive from time to time as a direct result of the Company’s contesting the due execution, authorization, validity or enforceability of this Agreement.  Reimbursement of such expenses shall be made promptly after an expense reimbursement request has been presented to the Company by Executive and in no event later than the last day of Executive’s taxable year following the taxable year in which such expenses were incurred and the reimbursement of such expenses shall be subject to the provisions of Section 25.

27.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

28.           Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

29.           RIGHT TO ADVICE OF COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS AGREEMENT.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DIGITAL GENERATION, INC.

By:	/s/ Neil Nguyen

Print Name:	Neil Nguyen

Title:	CEO and President

OMAR CHOUCAIR

/s/ Omar A. Choucair

EXHIBIT A

BRING DOWN RELEASE

Reference is made to that certain Employment Transition and Consulting Agreement, dated as of February 27, 2012 (the “Agreement”).  Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

For and in consideration of the benefits due to Executive pursuant to Section 3(d) of the Agreement, Executive hereby re-affirms the release of claims set forth in Section 5 of the Agreement, subject to the terms, conditions, limitations and exclusions therein, as if such release of claims were executed on the date hereof.

Nothing herein shall release or affect Executive’s right to receive the payments and benefits set forth in the Agreement including, without limitation, the Company’s obligations to Executive in Section 21 of the Agreement.  Section 17 of the Agreement shall also apply to this Bring Down Release.  This Bring Down Release shall be subject to arbitration as set forth in Section 9 of the Agreement.

Executive has been given the opportunity to review and consider this Bring Down Release and has been advised to discuss this Bring Down Release with an attorney.  Executive has read this Bring Down Release and understands its terms.  By signing below, Executive acknowledges he has been provided with ample and sufficient time to fully consider the Bring Down Release and its terms.

EXECUTIVE UNDERSTANDS THAT AS A CONDITION TO RECEIVING THE SEVERANCE PURSUANT TO SECTION 3(D) OF THE AGREEMENT, EXECUTIVE MUST EXECUTE THIS BRING DOWN RELEASE ON THE TERMINATION DATE (AS DEFINED IN THE AGREEMENT).  Executive understands that he will not receive any payments under Section 3(d) of the Agreement unless this Bring Down Release is executed on the Termination Date.

Executed this , 2012.

Omar Choucair